Exhibit 10.7

AMENDED AND RESTATED

UNITEDHEALTH GROUP INCORPORATED

EXECUTIVE INCENTIVE PLAN

SECTION 1. ESTABLISHMENT.

On February 12, 2002, the Board of Directors of UnitedHealth Group Incorporated, upon recommendation by the Compensation and Human Resources Committee of the Board of Directors, approved an executive incentive plan for executives as described herein (the “UnitedHealth Group Executive Incentive Plan”). This Plan was submitted for approval by the shareholders of UnitedHealth Group Incorporated at the 2002 Annual Meeting of Shareholders and became effective as of January 1, 2002 after approval by the shareholders, and no benefits were issued pursuant thereto until after this Plan had been approved by the shareholders. On April 17, 2007, this Plan was amended and restated to revise this Section 1, include a new defined term in Section 3(i) and include a new Section 10 (Potential Repayment of Awards). All subsequent Sections were renumbered accordingly to reflect the new Section 10.

SECTION 2. PURPOSE.

The purpose of this Plan is to advance the interests of the Company and its shareholders by attracting and retaining key employees, and by stimulating the efforts of such employees to contribute to the continued success and growth of the business of the Company.

SECTION 3. DEFINITIONS.

When the following terms are used herein with initial capital letters, they shall have the following meanings:

(a) “Annual Incentive Award” shall have the meaning set forth in Section 5 hereof.

(b) “Base Salary” shall mean a Participant’s annualized base salary, as determined by the Committee, as of the last day of September of a Performance Period.

(c) “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

(d) “Committee” shall mean the Compensation and Human Resources Committee of the Board of Directors of the Company designated by such Board to administer the Plan which shall consist of members appointed from time to time by the Board of Directors. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code.

(e) “Company” shall mean UnitedHealth Group Incorporated, a Minnesota corporation, and any of its subsidiaries or affiliates, whether now or hereafter established.

(f) “Earnings” shall mean the Company’s net earnings computed in accordance with generally accepted accounting principles as reported in the Company’s consolidated financial statements for the applicable Performance Period, adjusted to eliminate (1) the cumulative effect of changes in generally accepted accounting principles; (2) gains and losses from discontinued operations; (3) extraordinary gains or losses; and (4) any other unusual or nonrecurring losses which are separately identified and quantified in the Company’s financial statements, including merger related charges.

(g) “Earnings Per Share” or “EPS” shall mean the Company’s earnings per share computed in accordance with generally accepted accounting principles, as in effect from time to time, as reported in the Company’s consolidated financial statements for the applicable Performance Period, adjusted in the same fashion that Earnings are to be adjusted as provided in Section 3(f) hereof.

(h) “Maximum Annual Incentive Award” shall mean a dollar amount equal to one percent (1.00%) of the Company’s Earnings for the Performance Period.

(i) “Misconduct” shall mean a Participant’s (a) violation of, or failure to act upon or report known or suspected violations of, the Company’s Principles of Integrity and Compliance, or (b) commission of any illegal, fraudulent, or dishonest act or gross negligent or intentional misrepresentation in connection with the Participant’s employment.

(j) “Participant” shall mean any executive officer of the Company who is designated by the Committee, as provided for herein, to participate with respect to a Performance Period as a Participant in this Plan. Directors of the Company who are not also employees of the Company are not eligible to participate in the Plan.

(k) “Performance Award” shall have the meaning set forth in Section 6 hereof.

(l) “Performance Period” shall mean (i) for an Annual Incentive Award, each consecutive twelve-month period commencing on January 1 of each year during the term of this Plan and coinciding with the Company’s fiscal year; and (ii) for a Performance Award, such period or periods as shall be specified from time to time by the Committee.

(m) “Performance Threshold” shall, with respect to Annual Incentive Awards, mean one or more pre-established, objective performance goals selected by the Committee with respect to each Performance Period and which shall be based solely on Earnings Per Share.

(n) “Plan” shall mean this UnitedHealth Group Executive Incentive Plan.

(o) “Return on Equity” shall mean the Company’s return on equity computed in accordance with generally accepted accounting principles, as in effect from time to time, as reported in the Company’s consolidated financial statements for the applicable Performance Period, adjusted in the same fashion that Earnings are to be adjusted as provided in Section 3(f) hereof.

(p) “Target Award” shall mean a percentage, which may be greater or less than 100%, as determined by the Committee with respect to each Performance Period.

SECTION 4. ADMINISTRATION.

(a) Power and Authority of Committee. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to all the applicable provisions of the Plan and applicable law, to (i) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (ii) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (iii) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (x) shall be within the sole discretion of the Committee, (y) may be made at any time and (z) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants and their legal representatives and beneficiaries, and employees of the Company.

(b) Determinations Made Prior to Each Performance Period. At any time ending on or before the 90th calendar day of each Performance Period, the Committee shall:

(i) with respect to Annual Incentive Awards, (A) designate all Participants and their Target Awards for such Performance Period, and (B) establish one or more Performance Thresholds, based solely on EPS; and

(ii) with respect to Performance Awards, (A) designate all Participants, their target and maximum awards for such Performance Period, and (B) establish the objective performance factors for each Participant for that Performance Period on the basis of one or more of the criteria set forth in Section 6(a) below.

(c) Certification. Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee must certify in writing:

(i) with respect to Annual Incentive Awards, (A) the Company’s Earnings and EPS for that Performance Period and (B) as to the attainment of all other factors upon which any payments to a Participant for that Performance Period are to be based; and

(ii) with respect to Performance Awards, as to the attainment of all factors (including the performance factors for a Participant) upon which any payments to a Participant for that Performance Period are to be based.

SECTION 5. ANNUAL INCENTIVE AWARDS.

From time to time, the Committee may grant annual incentive awards under the Plan payable to Participants in cash (an “Annual Incentive Award”). Annual Incentive Awards shall be granted in accordance with the following provisions:

(a) Formula. In the event that the Company’s EPS for a Performance Period is equal to or exceeds a designated Performance Threshold for that Performance Period, then each Participant shall receive an Annual Incentive Award for that Performance Period in an amount not greater than

(i) the Participant’s Base Salary for the Performance Period, multiplied by

(ii) the Participant’s Target Award for the Performance Period;

provided, however, that in the event that the Company’s EPS for a Performance Period exceeds the highest designated Performance Threshold for that Performance Period, then each Participant shall receive an Annual Incentive Award for that Performance Period in an amount not greater than the Maximum Annual Incentive Award for that Performance Period.

(b) Limitations.

(i) Discretionary Reduction. The Committee shall retain sole and full discretion to reduce by any amount the Annual Incentive Award otherwise payable to any Participant under this Plan.

(ii) Continued Employment. No Annual Incentive Award shall be paid to a Participant who is not actively employed by the Company at the time the Annual Incentive Award otherwise would be paid except in the case of retirement, death or permanent disability. If a Participant retires before the end of a Performance Period or after the end of a Performance Period but before an Annual Incentive Award is paid, the Committee may, in its discretion, determine that the Participant shall be paid a pro rated portion of the Annual Incentive Award that the Participant would have received but for such retirement. If a Participant dies or becomes permanently and totally disabled before the end of a Performance Period or after the end of a Performance Period but before an Annual Incentive Award is paid, the Committee may, in its discretion, determine that the Participant (or, in the case of death, the Participant’s estate) shall be paid a pro rated portion of the Annual Incentive Award that the Participant would have received but for such death or disability. The Committee shall determine the Participant’s date of disability in a manner consistent with Company practices.

(iii) Maximum Payments. No Participant shall receive an Annual Incentive Award under this Plan for any Performance Period in excess of the Maximum Annual Incentive Award for that Performance Period.

(c) Payment of Annual Incentive Award. Subject to any deferred compensation election pursuant to any such plans of the Company applicable hereto, benefits shall be paid to the Participant in cash as soon as administratively feasible upon the completion of a Performance Period, after the Committee has certified that the Performance Threshold has been attained, determined the Maximum Annual Incentive Award for that Performance Period and made the other certifications provided for in Section 4(c)(i) hereof.

SECTION 6. PERFORMANCE AWARDS.

From time to time, the Committee may grant Performance Awards under the Plan payable in cash or in shares of the Company, other securities or other property (a “Performance Award”). Performance Awards that are payable in shares of the Company, other securities or other property shall be payable pursuant to the UnitedHealth Group Incorporated 2002 Stock Incentive Plan. Performance Awards shall be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Notwithstanding any other provision of this Plan to the contrary, the following additional requirements shall apply to all Performance Awards made to any Participant under this Plan:

(a) Business Criteria. The business criteria to be used for purposes of establishing performance goals for Performance Awards, the attainment of which may determine the amount and/or vesting with respect to Performance Awards, will be selected from the following alternatives (unless and until the Committee proposes for shareholder approval and the Company’s shareholders approve a change in such criteria), each of which may be based on absolute standards or comparisons versus specified companies or groups of companies and may be applied at individual or various organizational levels (for example, the Company as a whole or identified business units, segments or the like): revenue growth, Return on Equity, operating cash flows, Earnings per Share, and operating margin.

In the event that Code Section 162(m) or applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without disclosing to shareholders and obtaining shareholder approval of such changes and without thereby exposing the Company to potentially adverse tax or other legal consequences, the Committee shall have the sole discretion to make such changes without obtaining shareholder approval.

(b) Target and Range; Maximum Performance Award. The target and range of a Participant’s possible Performance Awards established by the Committee shall be between zero and 300% of the Participant’s average base compensation. For this purpose, average base compensation shall be the Participant’s total salary earned during the applicable Performance Period (or such lower amount as determined by the Committee) divided by the number of years in the Performance Period. The maximum bonus which may be paid to any Participant pursuant to any Performance Award with respect to any Performance Period shall not exceed $10,000,000.

(c) Payment of Performance Awards. Performance Awards shall be paid no later than three months following the conclusion of the applicable Performance Period. The Committee may, in its discretion, reduce the amount of a payout otherwise to be made in connection with a Performance Award, but may not exercise discretion to increase such amount. If permitted by applicable law, payments of Performance Awards may be deferred into the Company’s Executive Savings Plan in accordance with rules established by the Committee.

(d) Certain Events. No Performance Award shall be paid to a Participant who is not actively employed by the Company at the time the Performance Award otherwise would be paid except in the case of retirement as provided for in (e) below, death or disability as provided for in (f) below, or in the event of a Change in Control as provided for in (g) below.

(e) If a Participant retires before the end of a Performance Period or after the end of a Performance Period but before a Performance Award is paid, the Committee may, in its discretion, determine that the Participant shall be paid a pro rated portion of the Performance Award that the Participant would have received but for such retirement. In such event, (i) the pro-rationing shall be based on the portion of such Performance Period prior to the Participant’s retirement, and (ii) the measurement of Company and Participant performance shall be based on performance through the end of the fiscal year of the Company which ends closest to the Participant’s date of retirement. The Committee shall determine the Participant’s date of retirement in a manner consistent with Company practices. Any such pro rated Performance Award shall be paid at the same time as other Performance Awards with respect to the applicable Performance Period.

(f) If a Participant dies or becomes permanently and totally disabled before the end of a Performance Period or after the end of a Performance Period but before a Performance Award is paid, the Committee may, in its discretion, determine that the Participant (or, in the case of death, the Participant’s estate) shall be paid a pro rated portion of the Performance Award that the Participant would have received but for such death or disability. In such event, (i) the pro rationing shall be based on the portion of such Performance Period prior to the Participant’s date of death or disability, and (ii) the measurement of Company and Participant performance shall be based on performance through the end of the fiscal year of the Company which ends closest to such date. The Committee shall determine the Participant’s date of disability in a manner consistent with Company practices. Any such pro rated Performance Award shall be paid at the same time as other Performance Awards with respect to the applicable Performance Period.

(g) If a Change in Control (as defined below) occurs during a Performance Period or after the end of a Performance Period but before a Performance Award is paid, the Company or its successor shall pay each Participant a pro rated portion of the maximum Performance Award for which such Participant is eligible with respect to each such Performance Period. Such pro rationing shall be based on the proportion of each such Performance Period through the date of such Change in Control. Any such Performance Awards shall be paid within 90 days of the occurrence of the event constituting such Change in Control, or, if a timely deferral election is then in effect, shall be deferred into the Company’s Executive Savings Plan. Any such Performance Award shall be paid regardless of whether the Participant is actively employed by the Company at the time the Performance Award is to be paid. “Change in Control” means the occurrence of any of the following events:

(i) The acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, other than the Company or any of its affiliates, or any employee benefit plan of the Company and/or one or more of its affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 20% or more of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities in a transaction or series of transactions not approved in advance by a vote of at least three-quarters of the Continuing Directors (as hereinafter defined).

(ii) Individuals who, as of January 1, 2002 constitute the Board of Directors of the Company (generally the “Directors” and, as of January 1, 2002, the “Continuing Directors”) cease for any reason to constitute at least a majority thereof (provided that any person becoming a Director subsequent to January 1, 2002 whose nomination for election was approved in advance by a vote of at least three-quarters of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934) shall be deemed to be a Continuing Director).

(iii) The approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation or dissolution of the Company or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company other than a reorganization, merger, consolidation, liquidation, dissolution or sale approved in advance by a vote of at least three-quarters of the Continuing Directors.

(iv) The first purchase under any tender offer or exchange offer (other than an offer by the Company or any of its affiliates) pursuant to which shares of the Company’s Common Stock are purchased.

(v) At least a majority of the Continuing Directors determine in their sole discretion that there has been a change in control of the Company.

SECTION 7. AMENDMENT AND TERMINATION; ADJUSTMENTS.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan:

(a) Amendments to the Plan. The Committee may amend this Plan prospectively at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate or curtail the benefits of this Plan both with regard to persons expecting to receive benefits hereunder in the future and persons already receiving benefits at the time of such action, provided, however, that Section 6(g) of this Plan shall not be amended, or its benefits terminated or curtailed, with respect to any Performance Period during which a Change in Control occurs, occurred, or is anticipated to occur.

(b) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 8. NONTRANSFERABILITY.

Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.

SECTION 9. TAX WITHHOLDING.

In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Committee may establish such policy or policies s it deems appropriate with respect to such laws and regulations, including without limitation, the establishment of policies to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from such Participant.

SECTION 10. POTENTIAL REPAYMENT OF AWARDS.

Effective for Annual Incentive Awards and Performance Awards that are paid after April 17, 2007, Participants shall be required to repay the Company any amounts previously paid in respect of such Annual Incentive Awards and Performance Awards (each of which is referred to herein as an “Incentive Payment”) plus interest under the circumstances described in this Section 10. A Participant’s repayment obligation shall be triggered if the Board determines that (i) the Participant has engaged in fraud or Misconduct that, in whole or in part, caused the need for a material restatement of the Company’s consolidated financial statements, (ii) the Incentive Payment was based, in whole or in part, on achievement of financial results that were restated in connection with the restatement of the Company’s consolidated financial statements and (iii) the amount of the Incentive Payment to the Participant would have been less if it had been based on the restated consolidated financial statements. In each such instance described in the preceding sentence, the Participant shall repay to the Company, upon demand, the full amount of such Incentive Payment, plus interest at a rate per annum equal to 110% of the applicable short-term federal rate under Section 1274(d) of the Code in effect for the month in which such Incentive Payment was paid to the Participant. For the avoidance of doubt, a Participant shall be required to repay the full amount of such Incentive Payment, and not just the amount by which the amount of the Incentive Payment exceeded the amount that would have been paid to the Participant with respect to the corresponding Annual Incentive Award or Performance Award based on the corrected and restated financial results. The provisions in this Section 10 are essential economic conditions to each grant of an Annual Incentive Award and Performance Award made under the Plan. By participating in this Plan and receiving Annual Incentive Awards and/or Performance Awards hereunder, each Participant agrees to be bound by the terms of the Plan, including this Section 10, and agrees that the Company may deduct from any amounts it owes the Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to the Participant by the Company) to the extent of any amounts a Participant owes the Company under this Section 10. The provisions of this Section 10 and any amounts repayable by a Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.

SECTION 11. SHAREHOLDER APPROVAL.

The material terms of this Plan shall be disclosed to and approved by shareholders of the Company in accordance with Section 162(m) of the Code. No amount shall be paid to any Participant under this Plan unless such shareholder approval has been obtained. No award under this Plan shall be granted more than five years after the Company’s 2002 annual meeting of shareholders unless shareholders have re-approved the Plan to the extent required by Section 162(m) of the Code.

SECTION 12. MISCELLANEOUS.

(a) Effective Date. Except as specifically provided herein, this Plan shall be deemed effective, subject to shareholder approval, as of January 1, 2002.

(b) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(c) Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

(d) Employment Rights and Other Benefit Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, any Participant’s employment at any time. This Plan shall not replace any contract of employment, whether oral or written, between the Company and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

(e) No Trust or Fund Created. This Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

(f) Governing Law. The validity, construction and effect of the Plan or any incentive payment payable under the Plan shall be determined in accordance with the laws of the State of Minnesota.

(g) Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

(h) Qualified Performance-Based Compensation. All of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.